UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

Stoneridge, Inc.
(Exact name of registrant as specified in its charter)

Ohio	001-13337	34-1598949
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9400 East Market Street Warren, Ohio	44484
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (330) 856-2443

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 1, 2011, Stoneridge, Inc. (the “Company”) entered into a Second Amended and Restated Credit and Security Agreement (the “Amended Agreement”) by and among the Company and certain of its subsidiaries as Borrowers, PNC Bank, National Association, as Agent, an Issuer and Lead Arranger, and PNC Bank, National Association, JPMorgan Chase Bank, N.A., Comerica Bank and Fifth Third Bank, as lenders.  The Amended Agreement extends the termination date of the Company’s existing asset-based revolving credit facility to December 1, 2016 from November 1, 2012, increases the borrowing base by increasing the sublimit on eligible inventory located at Mexican facilities, and makes changes to certain covenants relating to, among other things, guarantees, investments, capital expenditures and permitted indebtedness.  Loans available to the Borrowers under the Amended Agreement are based on periodic borrowing base computations, and the outstanding principal amount may in no event exceed $100.0 million in the aggregate, which was not impacted by the amendment.  A press release announcing the Amended Agreement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Second Amended and Restated Credit and Security Agreement dated December 1, 2011.

99.1	Press release dated December 2, 2011, announcing the Second Amended and Restated Credit and Security Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: December 7, 2011	/s/ George E. Strickler
George E. Strickler, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Credit and Security Agreement dated December 1, 2011.

99.1	Press release dated December 2, 2011, announcing the Second Amended and Restated Credit and Security Agreement.